U.S. SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549

                       FORM 12b-25

               NOTIFICATION OF LATE FILING

                      (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q [ ] Form N-SAR

   For Period Ended:    September 30, 2002

     [  ] Transition Report on Form 10-K
     [  ] Transition Report on Form 20-F
     [  ] Transition Report on Form 11-K
     [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form N-SAR

     For the Transition Period Ended:____________________
_________________________________________________________

     Read attached Instruction sheet before  preparing form.
     Please print or type.

     Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
_________________________________________________________

If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the
notification relates:
_________________________________________________________

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PART 1 - Registrant Information
================================================================

Full name of Registrant: Paramco Financial Group, Inc.
                         -----------------------------

Former Name if applicable: The Prestige Group.Net, Inc.
                           ----------------------------

Address of Principal Executive Office:

            4610 So. Ulster Street, Suite 150
            ----------------------------------
                    Street and Number

                 Denver, Colorado 80237
                 ----------------------
                City, State, and Zip Code

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PART II - Rules 12b-25 (b) and (c)
================================================================

If   the  subject  report  could  not  be  filed  without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate)




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     (a)   The reasons described in reasonable detail  in
     Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)   The subject annual report, semi-annual report,
     transition report on Form 10-K, Form 20-F,  11-K  or
     Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25c has been attached if applicable.

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PART III - Narrative
================================================================

State below in reasonable detail the reasons why Form 10-
K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      Management's Discussion and Analysis  of  Financial
Condition  and  Results of Operation, as related  to  the
registrant's  financial  information,  certain   of   the
financial information itself, and certain aspects of  the
description  of  its  current  operations  will  not   be
completed in sufficient time to file the Quarterly Report on Form 10-QSB for the period ended September 30, 2002 by November 14, 2002.

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PART IV- Other Information
================================================================

      (1) Name and telephone number of person to contact in regard to this notification:

Douglas G. Gregg        (720)           528-7303
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      Name           (Area Code)    (Telephone Number)

     (2)   Have all other periodic reports required under
section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes   [  ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                         [  ]  Yes [X] No

      If  so:    attach an explanation of the anticipated
change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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              PARAMCO FINANCIAL GROUP, INC.
           ----------------------------------
      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                            PARAMCO FINANCIAL GROUP, INC.

Date: November 14, 2002     By:  /s/ Douglas G. Gregg
                                ---------------------------
                            Douglas G. Gregg, President


INSTRUCTION:    The form may be signed  by  an  executive
officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.
If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.















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